                                                                                Exhibit 99.1
[
      Investors:    Betsy Brod/Jonathan Schaffer
        Brod & Schaffer, LLC
        (212) 750-5800
MILLENNIUM CELL REPORTS FIRST QUARTER RESULTS
~ Protonex P2 System Delivery Achieves Dow Milestone 1 ~

Eatontown, NJ—May 3, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, today reported a net loss for the quarter ended March 31, 2006 of $2.7 million, or $0.06 per share, as compared to $3.1 million, or $0.08 per share in the same period of 2005. Total revenue and cost reimbursements were approximately $438,000 for the first quarter of 2006, up from $371,000 in the same quarter of the prior year. Cash used in operating activities in the first quarter of 2006 was $2.3 million, the same as the first quarter of 2005.

“This year got off to a great start with the announcement in the first quarter of our two new fuel cell partners, Jadoo Power System and Gecko Energy Technologies,” commented H. David Ramm, Chief Executive Officer. “Jadoo is the first company to develop and market commercially available portable fuel cells to the professional broadcast video market. We are collaborating to incorporate our hydrogen battery technology into their power products. We believe our combined technologies will provide their customers with a 50% lighter, safe and cost-effective fuel cartridge. Our other new partner, Gecko is developing a low cost, thin planar fuel cell that will be attractive for use in applications which require less power in all our focus markets. These new partners, together with our relationship with fuel cell maker Protonex Technology Corporation, represent the largest group of fuel cell makers working with one hydrogen storage technology provider in portable markets today.”

Mr. Ramm continued, “In addition to these exciting partnerships, we recently met the first milestone of our February 2005 agreement with The Dow Chemical Company (“Dow”) when Protonex delivered its first P2 power systems to the United States Air Force for testing last week. As a result of the achievement, Dow will receive shares of the Company’s Series A Preferred Stock and has a 30-day option to purchase $1.25 million of the Company’s Series B Preferred Stock with detachable warrants to purchase our common stock. The amount of securities that Dow receives is based on the volume weighted average trading price of Millennium Cell’s common stock for the 30 days prior to issuance. Dow will receive shares of Series A Preferred Stock as set forth in the agreements, whether or not it exercises its option to purchase shares of the Series B Preferred Stock.  For more details, please refer to the Company's Form 8-K filed today with the Securities and Exchange Commission.

“Just this week we announced that Millennium Cell has been awarded a Phase I Small Business Innovation Research Program (“SBIR”) contract by the Air Force Research Laboratory (“AFRL”) to develop a flexible fuel cell cartridge that can be operated with either premixed solutions of sodium borohydride or with solid fuel packets that can be combined with available field water or bodily fluids.

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This program contrasts with our U.S. Army SBIR program awarded late in 2005 in that it implements the technology into a fuel cartridge, rather than testing the quality of water that can be used by our technology. By allowing field hydration of dry cartridges by soldiers when power is needed, the weight burden placed on the soldier and the military supply chain is greatly reduced. This program represents another step forward in our efforts with the U.S. military to develop a lightweight, high-energy and cost effective portable power source.”

Mr. Ramm concluded, “I want to thank our stockholders for their support at the annual meeting held on Tuesday, May 2, 2006. Our shareholders approved all matters put forth by management for vote, greatly increasing management’s ability to execute on its business plan.”

The Company will host a conference call on May 4, 2006 at 10:00 a.m., ET to discuss its first quarter results. Interested parties may listen to the live teleconference by dialing 1-866-713-8310 and entering passcode 87306442.  A telephonic replay of the conference call will also be available through May 11, 2006, by calling 1-888-286-8010 and entering passcode 81264830.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations” in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2005.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended
Statement of Operations	Mar.,06	Mar.,05
Revenue	$0.1	$0.1
Cost of revenue	0.1	0.1
Gross margin	-	-

Product development and marketing	0.9	1.1
General and administrative	1.0	0.8
Non-cash charges	0.2	0.5
Depreciation and amortization	0.1	0.1
Research and development	0.2	0.2
Total operating expenses	2.4	2.7

Loss from operations	(2.4)	(2.7)
Interest expense, net	0.3	0.4
Loss before income taxes	(2.7)	(3.1)
Benefit from income taxes	-	-
Net loss	$(2.7)	$(3.1)

Net loss per share	$(0.06)	$(0.08)
Weighted-average number of shares outstanding	47.0	40.2

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Mar., 06	Dec., 05
Unrestricted cash (1)	$ 9.1	$ 11.7
Restricted cash (2)	1.3	1.6
Invesment in unconsolidated subsidiary	0.9	-
Fixed assets, net	0.4	0.5
Patents and licenses, net	0.6	0.7
Other assets	0.6	0.5
Total assets	$ 12.9	$ 15.0

Accounts payable and accrued expenses	$ 1.0	$ 1.4
Unsecured debentures	1.9	2.4
Preferred Stock - Series C, net of discount	5.0	5.0
Other liabilities	0.7	0.3
Stockholders' equity	4.3	5.9
Total liabilities and stockholders' equity	$ 12.9	$ 15.0

(1) Decrease in cash from $11.7 (Dec.,05) to $9.1 (Mar.,06) was $2.6 million: ($2.3) consumed in operations + ($0.1) in working capital + ($0.2) in investing activities

(2) Cash restricted is collateral for Series C Preferred Stock ($0.7) and facility lease ($0.6).